		Exhibit 99.1
News Release
United Continental Holdings, Inc.
Worldwide Media Relations
312.997.8640	713.324.5080
media.relations@united.com	media.relations@coair.com

UNITED CONTINENTAL HOLDINGS, INC. TO HOLD LIVE WEBCAST OF
FOURTH-QUARTER AND FULL-YEAR 2010 FINANCIAL RESULTS

SUMMARIZES SPECIAL CHARGES FOR THE FOURTH QUARTER AND FULL-YEAR 2010

CHICAGO, Jan. 19, 2011 – United Continental Holdings, Inc. (NYSE: UAL) will hold a conference call to discuss fourth-quarter and full-year 2010 financial results on Wednesday, Jan. 26, at 9:30 a.m. CT/10:30 a.m. ET.  A live, listen-only webcast of the conference call will be available at unitedcontinentalholdings.com in the “Investor Relations” section.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for approximately three months.

Fourth-Quarter and Full-Year Special Charges

United Continental Holdings, Inc. expects to record special charges of $471 million during the fourth quarter and $658 million for the full year 2010.  Details are as follows:

	Three Months	Full Year
	Ended Dec. 31, 2010	Ended Dec. 31, 2010
(in millions)
Merger-related costs	$493	$565
Aircraft and aircraft-related impairments	24	136
Intangible asset impairment, net of tax benefit	18	18
Total impairments	42	154

Deferred tax liability adjustment	(64)	(64)
Other	-	3

Total	$471	$658

Merger-related costs:  Merger-related costs consist of expenses related to the merger and integration of United Airlines and Continental Airlines and include severance charges related to change in control payments and headcount reductions, contract termination costs and integration consulting costs.  Merger-related costs also include legal and advisory fees and financial advisor fees.

Intangible asset impairment, net of tax benefit:  During the fourth quarter of 2010, the U.S. and Brazilian governments reached an open skies aviation agreement that removes the restriction on the number of flights into São Paulo by October 2015.  As a result of these changes, the company recorded an $18 million (net of $11 million income tax benefit) non-cash charge to write-down its indefinite-lived route asset in Brazil.

Aircraft and aircraft-related impairments:  The company recorded impairment charges on non-operating Boeing 737 and 747 aircraft to reflect the estimated fair value of these aircraft.

Deferred tax liability adjustment:  In 2010, the company determined that it overstated its deferred tax liabilities by $64 million when it applied fresh start accounting upon its exit from bankruptcy in 2006.  The correction of this overstatement should have impacted earnings during 2008 when the company fully impaired its goodwill.  The adjustment to correct deferred taxes is non-cash.  Prior periods were not restated as the company does not believe the correction is material to the current period or any prior period.

Prior to the merger close on Oct. 1, 2010, Continental Airlines recorded special charges and merger-related costs of $47 million for the nine months ended Sept. 30, 2010.  These costs include aircraft-related charges, severance costs and various merger and integration costs.  These costs will not be included in the consolidated results of United Continental Holdings, Inc. and are not reflected in the table above.

Certain 2009 and 2010 Quarterly Pro-Forma

Passenger Revenue and Operating Statistics By Geographic Entity

    Listed below are final historical pro-forma combined passenger revenue, capacity and traffic results from the first quarter 2009 through the third quarter 2010, which include the impact of unaudited purchase accounting adjustments described in the November  2010 Investor Update.

	1Q 2009	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Passenger Revenue ($MM)
Mainline Passenger Revenue
Domestic	$2,486	$2,764	$2,960	$2,750	$2,661	$3,181	$3,262
Atlantic	872	1,097	1,256	1,105	1,044	1,428	1,640
Pacific	766	721	861	817	893	1,079	1,210
Latin America	503	397	432	435	540	521	530
Total Mainline Passenger Revenue	$4,627	$4,979	$5,509	$5,107	$5,138	$6,209	$6,642
Regional Affiliates Passenger Revenue	$1,061	$1,196	$1,325	$1,292	$1,293	$1,588	$1,621
Consolidated Passenger Revenue	$5,688	$6,175	$6,834	$6,399	$6,431	$7,797	$8,263

Capacity (Millions ASM)
Mainline Capacity
Domestic	28,188	29,832	30,884	28,455	27,115	29,102	30,241
Atlantic	10,976	12,634	12,864	10,707	10,597	12,181	13,668
Pacific	9,007	9,624	9,798	8,980	8,681	9,708	9,934
Latin America	5,191	4,468	4,501	4,191	5,233	4,880	4,616
Total Mainline Capacity	53,362	56,558	58,047	52,333	51,626	55,871	58,459
Regional Affiliates Capacity	7,055	7,462	7,970	7,643	7,709	8,470	8,695
Consolidated Capacity	60,417	64,020	66,017	59,976	59,335	64,341	67,154

Traffic (Millions RPM)
Mainline Traffic
Domestic	22,376	25,723	26,900	23,748	22,126	25,191	26,350
Atlantic	7,557	10,359	11,138	8,913	8,111	10,340	11,891
Pacific	6,599	7,176	7,976	7,216	7,205	8,085	8,597
Latin America	4,046	3,559	3,756	3,363	4,231	3,870	3,833
Total Mainline Traffic	40,578	46,817	49,770	43,240	41,673	47,486	50,671
Regional Affiliates Traffic	5,036	5,868	6,304	5,874	5,779	6,811	7,034
Consolidated Traffic	45,614	52,685	56,074	49,114	47,452	54,297	57,705

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate a total of approximately 5,800 flights a day to 371 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers more than 21,200 daily flights to 1,172 airports in 181 countries worldwide through its 28 member airlines. United’s and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to unitedcontinentalholdings.com.  For more information about the airlines, see united.com and continental.com, and follow each company on Twitter and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.  Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

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